Exhibit 99.1

FIRST COMMUNITY BANK

OF AMERICA

Contact: Kenneth P. Cherven

Chief Executive Officer

(727) 520-0987

FOR IMMEDIATE RELEASE

NEWS

RELEASE

Pinellas Park, Florida (January 6, 2005) - Kenneth P. Cherven, Chief Executive Officer of First Community Bank of America, announced today that the Bank would be opening three new offices during 2005, subject to regulatory approval. Two of the offices will be in the newly formed Hillsborough Region and the third office in the Bank’s Charlotte Region.

Michael Bullerdick, Charlotte Regional President, reported that the Deep Creek office will be a two-story, 7,400 square foot building located in the JC Center at Peachland and Veterans Boulevard near Kings Highway and Interstate 75 in Port Charlotte. Construction is scheduled to begin in late January with an anticipated opening in the fourth quarter of 2005.

Sie Kamide, Hillsborough Regional President, reported that South Shore office is scheduled to open in March at 6542 U.S. Highway 41 North, in Apollo Beach, and the second location, a two-story, 6,000 square foot building will be at the corner of West Shore and Euclid in Tampa. Construction on the West Shore Office is scheduled to begin in February with an anticipated opening in the fourth quarter of 2005.

First Community Bank currently has three offices serving the Pinellas Region (Largo, Pinellas Park and St. Petersburg), and two offices serving the Charlotte Region (Port Charlotte and Englewood).

First Community Bank Corporation of America, with assets of approximately $245 million, is the holding company for First Community Bank of America, and trades on the NASDAQ SmallCap under the symbol “FCFL.”

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.